Exhibit 10.1

STATEMENT OF PARTICULARS OF EMPLOYMENT

Employer: DEEP ISOLATION EMEA LIMITED (Company no 353757867) of 1 Northumberland Avenue, London, England, WC2N 5BW (the “Company”)

Employee: Christopher Lombard Parker, of 7 St Aubyns Gardens, Orpington, BR6 0SW, UK

1.	GENERAL

1.1	The following particulars are given to you in accordance with the terms of the Employment Rights Act 1996 and will constitute your written statement of particulars of employment (as required by the Act) and your contract of employment (the “Contract”).

1.2	The Contract should be read in conjunction with any employee handbook and/or policies and procedures which the Company issues from time to time. Any such handbook, policy or procedure will not form part of the Contract (unless specifically stated in it) but you will be required to comply with it as a condition of your employment. The Company reserves the right to amend and replace the Contract and/or any handbook, policies and procedures from time to time according to the needs of the business. In the event of a conflict between the Contract and any handbook, policy or procedure, the terms of the Contract will prevail.

1.3	Your continuing employment with the Company is conditional on:

(a)	your acceptance of these terms;

(b)	your entitlement to work in the UK (which may be a passport, birth certificate, work permit, National Insurance card or other approved documentation),

and if any of the above conditions are not fulfilled to the Company’s satisfaction within a reasonable time (and in particular no later than three months after the date of this Contract), this Contract and/or your employment may be terminated (whether or not it has already commenced) without notice or payment in lieu of notice.

1.4	This Contract also supersedes any other or previous agreements between you and the Company, whether written or oral relating to your employment and you acknowledge and warrant to the Company that you are not entering into the Contract in reliance upon any representation not contained in the Contract.

2.	CONTINUOUS EMPLOYMENT

2.1	Subject to satisfaction of any conditions set out in your offer letter or this Contract, your employment under this Contract will begin on 18 May 2021 (the “Commencement Date”). Your previous employment with CS Transform commencing on 2 July 2009 counts towards your period of continuous employment and this is to be the date which is considered to calculate your continuous service period.

3.	JOB TITLE/DUTIES

3.1	You are employed as Managing Director of Deep Isolation EMEA Limited. The Company may require you to perform such other or additional duties or to undertake a different role of similar status as the needs of the business dictate.

3.2	You shall not while employed by the Company under the terms of this Contract without the prior written consent of the Company, be directly or indirectly engaged, concerned or interested in any business, profession or occupation other than that of the Company and you will not engage in any activity or have any interest during or outside working hours which may affect your ability to perform your duties under this Contract or may constitute a conflict of interest with your employment under this Contract.

4.	PLACE AND HOURS OF WORK

4.1	You shall carry out your duties at your residential address but you may be required to work (on either a temporary or permanent basis) and travel to such places as may be requested from time to time by the Company (whether inside or outside the United Kingdom). Whilst employed by the Company under the terms of the Contract, you shall not be required to work outside the United Kingdom for any continuous period of more than one month.

4.2	Your normal hours of work shall be 40 hours per week, Monday to Friday, to be worked flexibly and inclusive of daily lunch breaks of 45 minutes. In certain circumstances it may be necessary to adjust, change or exceed the hours in order to ensure that your duties under the terms of your employment are properly performed in accordance with the needs of the business. You shall not be entitled to receive any additional remuneration for work outside your normal hours unless otherwise agreed with the Company.

5.	SALARY AND EXPENSES

5.1	Your gross annual salary will be £127,820 which will be paid monthly in arrears direct by credit transfer into your bank account.

5.2	The Company will pay you a one-off Starting Bonus of $19,500 (which will be paid in GBP at the exchange rate at the time of the transfer, and no future exchange rate movements will be considered), such sum to be paid within 28 days of the execution of this agreement. The Company shall deduct income tax and National Insurance contributions from this sum.

5.3	Your salary will be reviewed by the Company annually but there is no commitment to increase your salary on review.

5.4	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by you in the course of your employment, subject to the production of VAT receipts or other appropriate evidence of payment and any expenses policy in the Company’s handbook. You shall abide by the Company’s policies on expenses as communicated to you from time to time.

5.5	For any pre-agreed travel in connection with your employment, the Company will provide, or reimburse, the cost of First or Business Class land, sea and/or air transport where reasonable and subject to its ultimate discretion and the Company’s expenses policy from time to time.

6.	BONUS & COMMISSION

6.1	Subject to the terms in this clause 6, in addition to your base salary, you shall be eligible to receive a discretionary bonus based on your performance against targets during each fiscal year of the Company (the “Bonus”). The criteria for receiving the Bonus are outlined in the bonus plan established by the Company from time to time. The Company may vary the targets, criteria and other terms of your bonus plan at its absolute discretion from time to time.

6.2	The Bonus you are eligible to receive for your first complete fiscal year (calculated from the period 1 April 2021 to 31 March 2022) will be £15,038 gross paid quarterly and conditional upon 100% achievement of your targets and the Company’s exercise of its discretion to award the bonus and subject always to the conditions detailed in this clause 6.

6.3	The award, payment and amount of any Bonus shall be at the absolute discretion of the Company and shall not form part of your contractual remuneration under this Contract. In addition to your performance against targets, the Company shall also be entitled to take into account other relevant factors including (without limitation) your conduct and the overall performance of the Company and/or Group and/or your business area during the relevant period of award. The payment of a Bonus in any given year shall not oblige the Company to make any subsequent payments at that or any level. All determinations or decisions of the Company with respect to the Bonus will be final and binding.

6.4	In any event, you shall have no right to receive any Bonus (pro rata or otherwise) if, at the date payment would otherwise ordinarily be made:

(a)	you are subject to any capability and/or disciplinary procedures or warnings; and/or

(b)	you are not employed or are under notice to terminate employment from either party for whatever reason (whether lawful or unlawful).

6.5	You may also receive sales commission, subject to the terms and conditions of the Company’s Sales Commission Plan from time to time. Any payments you receive under the Company’s Sales Commission Plan will be non-pensionable.

7.	DEDUCTIONS FROM PAY

You agre·e that the Company may deduct sums from time to time owed to it by you from any payment due to you from the Company. This includes without limitation overpayment of remuneration, loans or advances made to you by the Company or otherwise and all appropriate deductions for income tax, employee national insurance contributions and all other statutory deductions due in respect of your salary and any other benefits provided to you by the Company.

8.	HOLIDAYS

8.1	Provided that you take the statutory minimum entitlement of at least 28 working days’ holiday in each holiday year or prorated for part of a holiday year, inclusive of the normal UK bank and other public holidays (the “Minimum Entitlement”), you may take unlimited holidays, provided always that you have arranged adequate cover, received prior written approval from the Company, and are certain that the duties under this Contract are not impacted by such leave.

8.2	The Minimum Entitlement:

(a)	shall accrue on a monthly basis starting from the date of your employment under this Contract as set out at Clause 2.1; and

(b)	does not include any accrued but untaken holiday entitlement under your contract of employment with CS Transform.

8.3	You may not take as holiday more than ten working days consecutively without the prior consent of the Company and any holidays must be taken at times previously agreed by the Company. Such agreement is to be obtained before you have committed yourself to booking a holiday or made any other positive arrangements.

8.4	You will not be permitted to carry over any unused Minimum Entitlement into the following holiday year except with the express written advance consent of the Company and you will not be entitled to payment for any such unused holiday entitlement (save on termination of employment, under clause 8.5).

8.5	On termination of your employment, if you have taken less than the pro-rated Minimum Entitlement, up to the date of termination, an appropriate adjustment shall be made to any payment of salary or benefits from the Company. For these purposes, a day’s salary will be calculated at the rate of 1/260 of your annual salary.

8.6	If the Company has terminated your employment or would be entitled to terminate it under clause 12.4 or if you have terminated your employment in breach of this Contract, any payment due under clause 8.5 shall be limited to the Minimum Entitlement and any paid holidays already taken in the relevant holiday year shall be deemed to have been taken in satisfaction of the statutory entitlement in the first instance

8.7	The Company reserves the right to require you to take any outstanding holiday from the Minimum Entitlement during your notice period (including garden leave) or to make payment ‘in lieu thereof.

9.	SICK PAY ARRANGEMENTS

9.1	In the case of absence from work due to sickness, injury or other incapacity you or someone on your behalf must notify your line manager or a director before 10 a.m. on the first day of absence stating the cause of the absence and its likely duration. After the first day of absence you should keep the Company updated on a regular basis (at least every two days) with your progress. In cases of absence of up to six days you should submit a self-certification form to the Company and in the case of an absence lasting seven days or more (including weekends) you will be required to produce a doctor’s certificate for your absence and for each subsequent period of seven days thereafter.

9.2	Subject to your compliance in full with the Company’s sick leave policy and the relevant statutory requirements, the Company will pay you your base salary for up to 13 weeks in any consecutive 12 month period.

9.3	The Company reserves the right to require you to attend a medical examination conducted by a doctor nominated by the Company and you will authorise such doctor to disclose and discuss with the Company the results of the examination and any matters arising from it.

9.4	The payment of any kind of sick pay shall not affect the Company’s power to terminate your employment.

10.	PENSION SCHEME

10.1	The Company will comply with its obligations as employer under the employee pension auto-enrolment requirements detailed in Part 1 Pensions Act 2008.

10.2	The Company will match monthly contributions into your personal pension up to 4% of the total of your gross salary and any Bonus paid in that particular month.

10.3	At your written request and subject to applicable HMRC rules and limits from time to time, the Company will agree ’salary sacrifice’ arrangements, whereby part of your gross salary, Bonus and any commission payments are instead paid into your personal pension by the Company rather than through payroll, provided always that the total contributions made by the Company do not exceed the gross payroll and pension costs envisaged in clauses 5.1, 6 and 10.1 and provided that such request complies with any conditions stipulated by the Company from time to time in respect of salary sacrifice arrangements.

11.	BENEFITS

11.1	The Company does not currently operate any insurance schemes or employment benefits but will use its reasonable endeavours to introduce schemes and benefits of broad equivalence to the schemes and benefits the Parent Company operates for its US employees, including medical, life insurance, disability insurance, dental and vision coverage (each an “Insurance Scheme”), subject to the terms in the clause 11.

11.2	If the Company is unable to introduce Insurance Schemes by 31 July 2021, the Company will pay you an allowance in lieu, calculated in its absolute discretion. The terms and conditions of such allowance will be notified to you, in writing, as soon as reasonably practicable after 31 July 2021.

11.3	If and when they are introduced, you shall be entitled to participate in any such Insurance Scheme operated from time to time by or for the Company for the benefit of employees of the Company or any Group Company of equivalent status to you, subject to any applicable rules and conditions and subject to the Company’s right to terminate or substitute other schemes for such schemes or amend the scale and level of benefits provided under such schemes. To the extent that there is any disparity between the rules and conditions of the relevant Insurance Scheme and the terms of this Contract the Insurance Scheme rules and conditions shall take precedence. The Company shall not have any liability to pay any benefit to you (or any family member) under any Insurance Scheme unless it receives payment of the benefit from the insurer under the Insurance Scheme and shall not be responsible for providing you (or any family member) with any benefit under an Insurance Scheme in the event that the relevant insurer refuses for whatever reason to pay or provide or to continue to pay or provide that benefit to you (or any family member). In the event an insurer under any Insurance Scheme refuses any payment or benefit to you under the applicable Insurance Scheme, the Company will not be required to take any legal action against the relevant insurer or other steps to require the insurer to pay or provide that benefit.

11.4	Any Insurance Scheme which is provided for you is also subject to the Company’s right to alter the cover provided or any term of that Insurance Scheme or to cease to provide (without replacement) the Insurance Scheme at any time if in the opinion of the Company (after you have been examined by a medical practitioner nominated by the insurers or by the Company) the state of your health is or becomes such that the Company is unable to insure the benefits under the Insurance Scheme at the normal premiums applicable to a person of your age.

11.5	The Company may, in its sole discretion, agree to pay the premiums of a recognised medical insurance scheme which you already have in place at the Commencement Date, where this is a more sensible (in the Company’s reasonable opinion) option than providing you with cover through the Company’s own scheme. In that event, the company would pay the medical insurance service provider, and you would not be entitled to cover under the Company’s own medical insurance scheme.

12.	TERMINATION OF EMPLOYMENT

12.1	The notice (in writing) required by you to terminate your employment will be 4 weeks. The notice (in writing) required by the Company to terminate your employment will be twelve weeks.

12.2	The Company reserves the right at any time, in its absolute discretion, to terminate your employment by paying you a sum equal to your basic salary for the relevant period of notice, provided the Company complies with all relevant UK statutory requirements, including requirements to act reasonably, consistently, for justifiable reasons. The payment shall consist solely of your basic salary for the period of notice and shall exclude any other entitlements or benefits referable to your employment and shall be subject to deductions for income tax and national insurance contributions as appropriate. You agree to accept any such payment in lieu of notice as being in full and final settlement of any claim you may have arising out of your contract of employment (but without prejudice to your statutory rights). Termination of employment will take effect when you are notified (whether verbally or in writing) that the Company is exercising its right under this clause 12.1 and that it has made or will make a payment in lieu of notice to you.

12.3	Nothing in this Contract prevents the Company from terminating your employment summarily (without notice) or otherwise if you commit any serious breach of the terms of your employment or of this Contract or in the event that you commit any act of gross misconduct. The Company may summarily terminate your employment if you, including but without limitation:

(a)	are guilty of any gross misconduct affecting any the Company or any Group Company;

(b)	commit any serious or repeated breach or non-observance of any of the provisions of this Contract or refuse or neglect to comply with any of our reasonable and lawful directions;

(c)	cease to be eligible to work in the UK;

(d)	are guilty of any fraud or dishonesty or act in any manner which brings or is likely to bring you, the Company or any Group Company into disrepute or is materially adverse to any Group Company’s interests;

(e)	are in breach of the Company’s anti-corruption and bribery policy and related procedures; or

(f)	are guilty of a serious breach of any rules issued by the Company from time to time regarding our electronic communications system.

12.4	On the termination of your employment, or at any other time in accordance with instructions given to you by the Company, you will immediately return to the Company all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company which are in your possession or under your control.

12.5	After notice of termination has been given by either party and provided that the Company continues to pay your basic salary and to provide all contractual benefits, the Company has the absolute-discretion for all or part of the notice period to:

(a)	exclude you from all or such of the premises of the Company as it may direct; and/or

(b)	instruct you not to communicate with customers, employees, agents or representatives of the Company; and/or

(c)	exclude your access to any Company systems or electronic communications or equipment; and/or

(d)	instruct you to perform some only or none of your duties or duties different to your normal duties under this Contract.

12.6	If the Company does exercise its rights under clause 12.5, the period for which it does so will be deducted from the periods referred to in clause 13.2.

12.7	In such circumstances you agree that you continue to be bound by all other terms of your contract of employment including your duty of care, fidelity, obedience, confidentiality and good faith and that you are not permitted to work for any other person or organisation or on your own behalf during that time.

13.	NON-COMPETITION

13.1	The following expressions shall have the following meanings:

(a)	“Group Company” means any undertaking which is a parent undertaking of the Company or a subsidiary undertaking of the Company or of any such parent undertaking (as such expressions are defined in sections 1159, 1161 and 1162 of the Companies Act 2006);

(b)	“Relevant Business” means any business or part thereof howsoever carried on involving the supply of Restricted Goods and/or Services;

(c)	“Relevant Customer” means a person, firm or company who during the period of twelve months immediately preceding the termination of your employment conducted a business relationship (including, without limitation, the provision of services and the negotiation for the same) with the Company or any Group Company and with whom you had significant contact as an employee of the Company or Group Company;

(d)	“Relevant Employee” means any person employed by or who renders or rendered services to the Company or any Group Company in a Relevant Business and who has client responsibility or influence over a Relevant Customer and/or who is in possession of confidential information about a Relevant Customer of the Company or a Group Company and who in any such case was so employed or so rendered services during the period of twelve months before the Termination Date and with whom you had dealings during that period;

(e)	“Restricted Goods and/or Services” means any goods and/or services the same as or substantially similar or equivalent to the goods and/or services with the provision and/or supply of which you were materially concerned on behalf of the Company and/or any Group Company during the period of twelve months immediately prior to the termination of your employment;

(f)	“Relevant Supplier” means any person firm or company who is or was at any time during the twelve months preceding the termination of your employment a supplier or procurer of goods and/or services to the Company or any Group Company as part of the trading activities within a Relevant Business; and

(g)	“Termination Date” means the date of the termination of your employment with the Company, howsoever caused.

13.2	In order to safeguard the legitimate business interests of the Company and any Group Company and particularly the goodwill of the Company and any Group Company in connection with its confidential information, customers, suppliers and employees you undertake to the Company (for itself and as trustee for each Group Company) that, and so that each undertaking below shall constitute an entirely separate, severable and independent obligation you will not (except with the prior written consent of the Company) directly or indirectly:

(a)	during your employment or for a period of three months after the Termination Date entice or solicit or endeavour to entice or solicit away from the Company or any Group Company any Relevant Employee;

(b)	during your employment or for a period of three months after the Termination Date employ or otherwise engage any Relevant Employee;

(c)	during your employment or for a period of three months after the Termination Date in competition with the Company or any Group Company endeavour to supply or solicit the custom of any Relevant Customer in respect of Restricted Goods and/or Services;

(d)	during your employment or for a period of three months after the Termination Date in competition with the Company or any Group Company supply Restricted Goods and/or Services to any Relevant Customer;

(e)	during your employment or for a period of three months after the Termination Date carry on or be concerned in any Relevant Business within the [define geographical area] in competition with the business of the Company or any Group Company; or

(f)	during your employment or for a period of three months after the Termination Date to the detriment of the Company or any Group Company, persuade or endeavour to persuade any Relevant Supplier to cease doing business or materially reduce its business with the Company or any Group Company.

13.3	You are concerned in a business if (without limitation):

(a)	you carry it on as principal or agent; or

(b)	you are a partner, director, employee, second, consultant, investor, shareholder or agent in, of or to any person who carries on the business, disregarding any financial interest of a person in securities which are listed or dealt in on any Recognised Investment Exchange if that person, you and any person connected with you are interested in securities which amount to less than five per cent of the issued securities of that class and which, in all circumstances, carry less than five per cent of the voting rights (if any) attaching to the issued securities of that class.

13.4	You shall not (except with the prior written consent of the Company) at any time after the termination of your employment represent yourself to be connected with or interested in the business of or employed by the Company or any Group Company or use for any purpose the name of the Company or any Group Company or any name capable of confusion therewith.

13.5	You shall not at any time (whether during or after the termination of your employment) make whether directly or indirectly any untrue, misleading or derogatory oral or written comment concerning the business affairs, officers or employees of the Company or any Group Company.

13.6	In addition to any other amounts payable under this agreement Contract, the Company shall pay you $500 (which will be paid in GBP at the exchange rate at the time of the transfer, and no future exchange rate movements will be considered) as specific consideration for entering into the restrictive covenants in this clause, such sum to be paid within 28 days of the execution of this agreement. The Company shall deduct income tax and National Insurance contributions from this sum.

13.7	While the restrictions in this clause are considered by you and the Company to be reasonable in all the circumstances, it is recognised that such restrictions may fail for reasons unforeseen and, accordingly, it is hereby declared and agreed that if any of the restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but that they would be valid if part of the wording thereof were deleted and/or if the periods (if any) specified therein were reduced and/or the areas dealt with thereby reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

14.	CONFIDENTIAL AND BUSINESS INFORMATION

14.1	For the purposes of this clause, Confidential Information shall mean all trade secrets, business methods, corporate strategy, business development plans, terms of business with actual or potential customers and/or suppliers, annual budgets, management accounts and other financial information, research reports, details of financial standing of customers, business contacts, plans, designs, software, specifications, price lists, lists of actual and potential clients and suppliers, correspondence, manuscripts, records (in whatever medium), documents, accounts and papers of any description, contact details of employees and directors and details of remuneration and benefits, any other property of the Company or any client of the Company, notes, memoranda, records and writings whether made by you or otherwise within your possession or under your control (or as appropriate your personal representatives) relating to the affairs and business of the Company or any clients of the Company.

14.2	You hereby undertake to the Company that (save as expressly ordered by a court of competent jurisdiction) neither during the course of your employment (except in the proper performance of your duties) nor at any time after the termination of your employment will you directly or indirectly:

(a)	use for your own purposes or those of any other person, company, business entity or other organisation whatsoever; or

(b)	disclose to any person, company, business entity or other organisation whatsoever,

any Confidential Information.

14.3	The obligations contained in paragraph 14.2 shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of your employment other than by way of unauthorised disclosure.

14.4	Nothing in this Contract shall operate to prevent you making a “protected disclosure” pursuant to Part IVA of the Employment Rights Act 1996.

15.	DATA PROTECTION

15.1	For the purposes of this clause 15:

(a)	“Data Protection Laws” means the General Data Protection Regulation ((EU) 2016/679) (“GDPR”) and any national implementing laws, regulations and secondary legislation implementing or supplementing the GDPR (including, without limitation, the Data Protection Act 2018), as amended or updated from time to time, and any successor legislation, and all applicable legislation protecting the rights and freedoms of persons and their right to privacy with regards to the processing of personal data; and

(b)	the terms “personal data”, “sensitive personal data” and “processing” have the meaning given in the Data Protection Laws.

15.2	The Company may hold computer records and files containing personal data relating to you (including, where necessary, sensitive personal data). The Company will collect your personal data prior to and during the course of your employment with the Company, when you submit it to the Company or when the Company collects it from third parties, for example in the case of references provided by your previous employer. The Company requires such personal data for legal, administrative, accounting, taxation and management purposes and to comply with its various obligations regarding the keeping of records. The Company will process this personal data in accordance with any Company privacy notice in place from time to time. You are required to sign and date the privacy notice, and return to the HR Department.

15.3	The Company may transfer to you (or allow you to access) certain information relating to the Company or a Group Company containing personal data (including but not limited to personal data relating to any employee, worker, customer, client, supplier, or agent of the Company or Group Company (the “Company Personal Data”).

15.4	You shall comply with any Company data protection policy in place from time to time when handling Company Personal Data.

15.5	You shall process Company Personal Data only as required to perform your duties hereunder, or as required by applicable law.

15.6	Unless required by applicable law, you shall not retain or process Company Personal Data for longer than is necessary to perform your duties hereunder, and following termination of this Contract, or at any time on request from the Company, you shall promptly delete or destroy all Company Personal Data and certify in writing to the Company that you have done so.

15.7	If you become aware of a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Company Personal Data (a “Security Incident”), you shall promptly notify the Company and- cooperate with the Company’s investigation of the Security Incident. At all times, you shall have in place and maintain appropriate security measures to protect the Company Personal Data against Security Incidents.

16.	GRIEVANCE AND DISCIPLINARY PROCEDURES

16.1	In the event you wish to seek redress of any grievance relating to your employment you should lay your grievance before the Board in writing, who will afford you the opportunity of a full hearing before the Board or a committee of the Board. If you seek to appeal against any grievance decision taken you should do so to the Board submitting full written grounds for your appeal to the Chairman within seven days of the action appealed against. The decision of the Board or a delegated committee thereof shall be final and binding. You have no contractual right to either a grievance hearing or appeal.

16.2	The Company’s usual disciplinary procedures do not apply to you in light of your seniority. In the event that any disciplinary action is to be taken against you, any hearing in respect thereof will be conducted by such director of the Company or any Group Company as the Board may in its reasonable discretion nominate. If you seek to appeal against any disciplinary action taken against you, you should do so to the Board submitting full written grounds for your appeal to the Chairman within seven days of the action appealed against. The decision of the Board or a delegated committee thereof shall be final and binding. You have no contractual right to either a disciplinary hearing or appeal.

16.3	The Company may in its absolute discretion suspend you from some or all of your duties and from the Board and/or require you to remain away from work during any investigation conducted into an allegation relating to your conduct or performance. During such period, your salary and contractual benefits will continue to be paid and provided.

17.	INVENTIONS AND IMPROVEMENTS

17.1	For the purposes of this clause 17, the following words and expressions shall have the following meanings:

(a)	“Intellectual Property Rights” means all intellectual and industrial property rights in all and any part of the world, including, without limitation, any inventions, patents, utility models, copyright or related rights, trademarks, trade names, business names, rights in get up and trade dress, goodwill and the right to sue for passing off or unfair competition, internet domain names, design rights, designs, service marks, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and any other rights of a similar nature whether or not any of the same are registered or unregistered or capable of protection by registration, including all applications for (and rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, anywhere in the world;

(b)	“Intellectual Property” means the Intellectual Property Rights in the Materials; and

(c)	“Materials” means any and all works of authorship, products, materials, designs, graphical works, images, photographs, drawings, discoveries, inventions, logos, research, processes, systems, programs (including software programs), formulae, component lists, operating and training manuals in relation to software, source code to software, databases, instructions, brochures, catalogues, process descriptions, know-how, data, diagrams, charts, results, reports, information, methodologies, ideas, concepts, models, prototypes, plans, specifications and studies created or developed by you in the course of your employment with the Company (whether or not during working hours or using Company premises or resources and whether or not created or developed before the date of this Contract).

17.2	You hereby assign (in so far as title has not automatically vested in the Company through your employment) to the Company with full title guarantee absolutely all your right, title and interest in and to the Intellectual Property for the full term of such rights and all renewals and extensions, together with all accrued causes of action (whether occurring before, on, or after the date of this Contract).

17.3	You will disclose and deliver to the Company for the use and benefit of the Company the Materials and will give all information and data in your possession as to the mode of working, producing and using the same and will also give all such explanations, instructions and documents to the Company as the Company may deem reasonably appropriate to enable the full and effectual working, production or use of the Materials and Intellectual Property.

17.4	You hereby irrevocably and unconditionally waive in favour of the Company any and all moral rights in any Materials, so that the Company or any third party may use and adapt all such Materials in whatsoever way the Company or such third party determines without infringing such moral rights including (but without limitation) the right to be identified, the right of integrity and the right against false attribution.

17.5	You shall promptly do all such further acts and things and execute all such further documents and instruments as may from time to time be reasonably required by the Company, that are necessary or desirable to vest absolute legal and beneficial ownership of the Intellectual Property in the Company or its successors in title as the case may be and to perfect the Company’s title or successors’ title thereto anywhere in the world.

17.6	You shall not do anything (whether by omission or commission) during the period of this Contract or at any time thereafter to affect or imperil the validity of any Intellectual Property Right obtained, applied for or to be applied for by the Company or its nominee. You shall during or after the termination of this Contract with the Company, at the request and expense of the Company, provide all reasonable assistance in obtaining, maintaining and enforcing the Intellectual Property Rights or in relation to any proceeding relating to the Company’s right, title or interest in any Intellectual Property Right.

17.7	Without prejudice to the generality of the above clauses, you hereby irrevocably authorise the Company to appoint a person to be your attorney in your name and on your behalf to execute any documents and do any acts, matters or things as may be necessary for or incidental to grant the Company the full benefit of the provisions of this clause 17.

17.8	Your obligations under this clause 17 shall continue to apply after the termination of his employment (howsoever terminated).

17.9	Nothing in this Contract shall oblige the Company (or any other Group Company) to seek protection for or exploit any Intellectual Property Right.

18.	RESIGNATION OF OFFICES

18.1	You shall immediately upon the earlier of termination of your employment or notice of termination being served by either party in accordance with this Contract give written notice resigning forthwith as a director or trustee or from any other office you may hold from time to time with the Company and/or any Group Company or arising from your engagement by the Company and/or any Group Company without any further compensation.

18.2	You hereby irrevocably and by way of security appoint the Company and each Group Company now or in the future existing to be your attorney and in your name and on your behalf and as your act and deed to sign, execute and do all acts, things and documents which you are obliged to execute and do under the provisions of this Contract (and in particular, but without limitation, this clause 18) and you hereby agree forthwith on the request qf the Company to ratify and confirm all such acts, things and documents signed, executed or done in pursuance of this power.

19.	COLLECTIVE AGREEMENTS

There are no collective agreements which affect the terms and conditions of your employment.

20.	HEALTH AND SAFETY

All employees are required to comply fully with applicable health and safety legislation and with the requirements of any HSE or other regulatory body, in connection with the physical state and condition of the Company’s premises and the equipment in it, and the Company’s conduct of the business. All staff are required to report immediately to one of the directors any matters which do or may give rise to a health and safety risk to any person on the Company’s premises or to a breach of any statutory rule or regulation. Failure to pay proper attention to health and safety matters is a serious disciplinary offence.

21.	GOVERNING LAW AND JURISDICTION

This Contract shall be governed by and construed in accordance with the laws of England and Wales and the parties submit to the exclusive jurisdiction of the English and Welsh Courts.

Signed for and on behalf of the Company

Signed by Elizabeth Muller for and on behalf
of Deep Isolation EMEA Limited

/s/ Elizabeth Muller
Elizabeth Muller, Chief Executive Officer

Date

Executed as a deed by Christopher Parker and delivered on the date below.

Signed as a deed by Christopher Parker
/s/ Chris Parker

in the presence of:	/s/ Nicola Parker

(witness signature)
Nicola Parker
Witness name (print):	7st St Aubyns Gardens
Witness address (print):	Orpington Kent BR6 0SW
Witness occupation (print):	Administrator

Date	18/5/21

WORKING TIME REGULATIONS 1998

I, Christopher Parker do agree to opt out of the average 48 hour weekly working time limit in the Working Time Regulations 1998. I understand that this opt-out agreement (the “Opt-out”) will remain in force throughout my employment with the Company and that I may terminate my Opt- out at any time by giving not less than three months’ written notice to the Company.

Signed by Christopher Parker	/s/ Chris Parker